Exhibit 10.16

CONFIDENTIAL TREATMENT REQUESTED BY PIXELPLUS CO., LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOUNDRY AGREEMENT

This Foundry Agreement (the “Agreement”) is entered into this 22nd day of November, 2005 (the “Effective Date”) by and between Pixelplus Co. Ltd., with offices at 5th Floor, Intellige 1, KINS Tower, 25-1 Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do 463-811, Korea (“Pixelplus”), on behalf of itself and its wholly-owned subsidiaries Pixelplus Semiconductor, Inc., and Pixelplus Shanghai Co., Limited (collectively, “Buyer”); and United Microelectronics Corporation, an ROC Corporation with a principal place of business at No. 3, Li-Hsin Rd., Science-Based Industrial Park, Hsin-Chu City, Taiwan 30077, ROC (“Seller” or “Manufacturer”).

RECITALS

A. WHEREAS, Seller is in the business of furnishing semiconductor wafers manufactured by United Microelectronics Corporation, a corporation organized under the laws of the Republic of China (“Manufacturer”);

B. WHEREAS, Buyer desires to have Seller furnish to it semiconductor wafers manufactured by Manufacturer;

C. WHEREAS, Seller, a wholly-owned subsidiary of Manufacturer, guarantees the performance of those of Seller’s obligations hereunder which would logically be performed by Manufacturer;

NOW, THEREFORE, in consideration of the following covenants and conditions the parties agree:

1	DEFINITIONS

1.1	“Acceptance Criteria” shall include without limitation process control monitors on a process-by-process basis, and other wafer acceptance criteria and visual inspection specifications pertaining to a particular Product or process, and each relevant accept/reject criteria, regardless whether such matters are embodied in a Pilot Run Agreement, a Pre Production Agreement, a Mass Production Agreement, or some other form, and shall constitute the definitive authority with respect to determination of whether a particular Product meets the parties’ agreed-upon technical specifications. No Acceptance Criteria shall be binding until in a writing signed by Seller and Buyer which clearly and specifically identifies the Products (by mask or product number) and processes (by Seller’s process designation) involved.

1.2	“Products” shall mean the products to be manufactured pursuant to this Agreement as specified in Quotation(s).

1.3	“Quotation(s)” shall mean the quotations attached hereto as Exhibit A.xx and such further quotations as are signed by Seller and accepted by Buyer. Placing a Purchase Order pursuant to a Quotation shall constitute acceptance of such Quotation and of the pricing and terms therein. Each such Quotation shall describe the Products to be manufactured, prices, fees and charges for the Products. A reference to a Product in a quotation shall be deemed to incorporate by reference the Acceptance Criteria for such referenced Product. Prices shall be separately itemized for mask sets, processed wafers, wafer probe, assembly and final test, to the extent such services are contemplated in connection with the particular Product.

2	PRODUCTION PROCEDURES

2.1	Product Prototype Approval. No Product prototypes shall be manufactured except pursuant to a Quotation. For each Quotation for a new Product agreed upon by the parties, Buyer will deliver a data file on tape or by electronic transmission (e.g., ftp) in GDS II format or, subject to agreement with Seller, a mask set. If Buyer provides its design in the form of a data file, then upon receipt of the data from Buyer, Seller will arrange the logistics of having a mask set produced on Buyer’s behalf with a mask shop of Buyer’s choice, provided such mask shop meets Seller’s qualifications, unless otherwise instructed by Buyer. In either case, Seller will produce one or more pilot wafer runs according to the schedule and at the price set forth in the Quotation. Within ninety (90) days after receipt of pilot run wafers for a new Product, Buyer may return any claimed non-conforming pilot wafers to Seller with a written rejection statement specifying the alleged failure or failures of the pilot wafers to meet the applicable Acceptance Criteria. If Buyer does not return the pilot wafers with a written rejection statement within such ninety (90) day period, then the process and pilot wafers shall be deemed to have been approved by Buyer. If any pilot wafer does not meet the Acceptance Criteria for reasons attributable to Seller and is rejected by Buyer, Seller shall at Seller’s expense use commercially reasonable efforts to rerun the pilot wafers and resubmit the results in a manner that complies with the Acceptance Criteria. If Seller, within ninety (90) days after receipt of Buyer’s timely written rejection report, is unable to supply Buyer with conforming pilot wafers, then either party may by written notice to the other terminate this Agreement as to such Product and Quotation, and if so terminated, Buyer will not owe Seller any amounts for the pilot wafers involved unless (1) otherwise provided in the Quotation, or (2) the noncompliance was attributable to Buyer.

2.2	Engineering Change Notices (“ECNs”)

2.2.1	Buyer ECNs. After initial qualification, Buyer shall have the right to make such changes as it deems appropriate to the design of Products to be fabricated for it by Seller, provided however that each such change must be timely documented by Buyer through written change notices. Notwithstanding anything to the contrary, after process qualification runs for a particular design have been made and approved by Seller and Buyer, any Buyer-requested changes to design, process or materials for such Products shall be subject to Seller’s consent (which will not be unreasonably withheld) and payment by Buyer of applicable reasonable costs, if any, related to such change.

2.2.2	Seller ECNs. For changes that Seller desires to make, the following procedure shall apply:

2.2.2.1	Mandatory Changes. Seller may at any time make changes in the processes used to manufacture Products when required for purposes of safety and/or compliance with applicable law or regulations, provided that Seller shall provide prompt written notice of such changes to Buyer.

2.2.2.2	Proposed Changes.

2.2.2.2.1	For changes to processes other than those described under subsection 2.2.2.1 above, including but not limited to process obsolescence, Seller shall follow the procedures, including but not limited to the notification requirements, stated in the then-current revision of the Process Change Notification (PCN) Procedure, Spec. No. GG-Q00-002, and shall issue a Proposed Change Notification if required by such Spec.

2.2.2.2.2	Such Proposed Change Notification shall describe the nature of the proposed change(s), including reasons for the change(s), the anticipated schedule for implementation of the change(s), and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available.

2.2.2.2.3	Buyer shall approve or disapprove any such proposed change promptly, but in no event may any such change be disapproved later than ten (10) business days after receipt of the Proposed Change Notification.

2.2.2.2.4	If Buyer disapproves such proposed change within the ten business day period allowed, Seller shall continue to manufacture and deliver to Buyer unchanged Products in accordance with the applicable Agreements for a minimum of six

(6) months from the date Seller issues the Proposed Change Notification or until Buyer’s approval is received, whichever comes first. If Buyer’s disapproval results solely from Buyer’s inability to timely assess the effect of the change proposed in the Proposed Change Notification, Buyer shall continue, following issuance of disapproval, to devote reasonable efforts to such assessment, and shall approve the proposed change as soon as Buyer has determined that such change will not adversely affect Products.

2.2.2.2.5	Upon the expiration of three months after the following Proposed Change Notification, if Buyer disapproves the Proposed Change Notification, Seller, in its discretion and by then giving a minimum of three months prior written notice to the Buyer, may stop manufacture and delivery of all Products involved without liability.

2.2.3	Change Verification. In connection with a Seller-initiated change, no additional quality assurance requirements or measurements (whether cv plots, metal step coverage analysis, SEM analysis, or other) will be required except upon Seller’s written agreement as to the step or measurement to be performed, and Buyer’s written commitment to pay Seller’s stated costs.

2.3	Production Runs, Pilot Runs, etc. Exhibit B sets forth additional terms applicable to Engineering/Pilot Runs and Production Runs.

3	ORDER, DELIVERY, PRICING AND PAYMENT TERMS

3.1	Forecasts

3.1.1	During the first seven calendar days of each calendar month, Buyer will provide to Seller by facsimile or other electronic communication a written rolling forecast of its requirements for wafer-outs from Seller’s facilities for the next six full calendar months (with the first month of such forecast being the second calendar month following the month during which the forecast is received) (each a “Buyer Forecast”). By way of illustration, a Buyer Forecast provided on January 7 would forecast Buyer’s needs for wafer-outs during the period March 1 through August 31.

3.1.1.1	Each such Buyer Forecast shall show the quantity of wafer outs and the specific technology and/or process for the wafers listed, i.e., at a minimum, Logic, Mix-mode, SRAM, etc.; feature size (in microns); number of poly layers; number of metal layers; and metal type (collectively, “Technology”).

3.1.1.2	Buyer shall make good faith efforts to ensure that all such Buyer Forecasts are reasonable estimates of its anticipated needs.

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3.1.1.3	Notwithstanding anything else, each Buyer Forecast shall constitute a commitment by the Buyer to purchase a minimum of the following percentages of the amounts indicated in such Buyer Forecast (by Technology) to the extent such Buyer Forecast is accepted by Seller:

Month in the forecast	First month	Second month of forecast	Third month of forecast	Fourth and later months of forecast
Minimum percentage commitment for amounts forecast for that month	***%	**% (when volumes are averaging less than *** wafers/month or ***% (when volumes are averaging *** wafers/month or more)	***% (when volumes are averaging less than *** wafers/month) or ***% (when volumes are averaging *** wafers/month or more)	Reference only

3.1.1.4	Seller will provide a written response to each Buyer forecast within ten business days of Seller’s receipt. Subject to Section 3.1.2 below and the other terms set forth in this Agreement, Seller’s response shall accept the quantities in the applicable months to the extent they are less than or equal to those accepted by Seller for the applicable month(s) pursuant to prior written agreement and/or prior responses to Buyer Forecasts. Seller’s response may accept and/or reject in whole or in part any additional forecast quantities for those months. To the extent that Seller accepts a Buyer Forecast, Seller commits to sell the accepted quantities, subject to adjustments to be made in response to subsequent Buyer Forecasts consistent with this Agreement. Seller shall have no obligation to sell Products to Buyer except pursuant to Purchase Orders issued pursuant to accepted Buyer Forecasts.

3.1.2	To the extent that any forecast from Buyer pursuant to Section 3.1.1 above fails to forecast the full capacity or quantity if any, allocated or promised to Buyer in response to a prior Buyer Forecast: (i) Seller shall be entitled in its sole and complete discretion to enter commitments with others for such unexercised capacity for the applicable months and in the amounts not so exercised, and (ii) Buyer will not have any right to require Seller to provide that unexercised capacity to Buyer in the month(s) involved.

3.1.3	Orders And Production Release. Buyer shall issue purchase orders by the 15th day of each calendar month or three (3) business days after Seller’s response to the applicable Buyer Forecast, whichever occurs later, for wafer outs during the calendar month two months hence. By way of illustration, a purchase order is due by January 15th for wafer outs scheduled for March. Seller shall have no liability as to any commitments by Seller with respect to wafer outs as to which a purchase order is not timely received. Notwithstanding Buyer’s failure to timely issue a purchase order, Buyer is committed with respect to quantities to which Buyer has committed in a Buyer Forecast to the extent such amounts have been accepted by Seller. No order for production quantities of a Product shall be placed by Buyer unless and until Buyer has approved the pilot runs or prototypes for the Product. If Buyer properly places a purchase order for production quantities of a Product, Seller may deem such an order as written production release approval for such Product. All purchase orders shall be in writing. Seller shall acknowledge in writing, within three (3) business days of receipt of a purchase order, either the acceptance of the order, or the reason such order cannot be accepted, or if Seller wishes to modify such order If Seller does not provide such acknowledgement within the time provided, Buyer shall contact Seller to determine the cause for the lack of acknowledgment. Other than variances in quantities ordered, no acceptance of a purchase order shall constitute acceptance of any terms at variance with this Agreement and/or previously accepted forecasts, and purchase orders shall be null and void as to those variances.

3.2	Cancellation and Modifications to Orders.

3.2.1	Cancellations and Modifications. Unless wafer processing has started, or Seller has incurred engineering or tooling charges, Buyer may cancel or modify a purchase order without penalty by delivering to Seller a written notice of cancellation or modification within three (3) days of Seller’s receipt of the original purchase order involved; provided however that no such cancellation will relieve Buyer of any obligations under any other applicable provisions or agreements including without limitation any obligation to comply with loading commitments, Buyer Forecasts (to the extent accepted) and/or purchase orders. Until wafer processing has started, Buyer may request changes to the product mix within any particular Technology, and Seller shall exert its best efforts to meet such requests. Buyer may at any time request that the scheduled wafer out date for any wafer(s) be accelerated or delayed, and such requests shall be considered on a case by case basis, with the understanding that Seller shall make reasonable efforts to accommodate such requests, but shall not be obligated to do so.

3.2.2	No Cancellations. Except as provided in Section 3.2.1 with respect to wafers which have not been started, or in Section 4.4 with respect to wafers which have been started, cancellation of purchase orders is not permitted.

3.2.3	Partially Completed / Defective Products. In the event wafers are determined to not meet the Acceptance Criteria prior to shipment to Buyer, or wafers are returned to Seller because they have failed to meet the Acceptance Criteria, Seller shall retain ownership, subject to Buyer’s intellectual property rights and Seller’s obligations of confidentiality, of the partially completed or defective wafers, and may destroy such wafers, or permit Manufacturer to use them for internal manufacturing-process testing and evaluation purposes.

3.3	Delivery.

3.3.1	Delivery will be made FCA (Incoterms 2000), Manufacturer’s plant, to a carrier designated in writing by Buyer or, if Buyer fails to designate a carrier, to a carrier designated by Seller.

3.3.2	All wafer-out dates are subject to timely receipt by Seller of fully-approved mask sets and fully-completed purchase orders.

3.3.3	Seller’s acceptance of a purchase order shall constitute Seller’s commitment to the wafer start date calculated from the scheduled wafer out date and the agreed upon lead and manufacturing cycle time. Seller shall make diligent efforts to achieve on-time wafer-outs. Seller will promptly notify Buyer of any anticipated delay and pay for express delivery expenses applicable to delayed shipment of Products from Seller. Subject to these commitments, SELLER SHALL NOT BE LIABLE

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FOR ANY DELAYS OR FAILURES TO MEET SCHEDULED OR REQUESTED WAFER OUT DATES.

3.3.4	Notwithstanding anything to the contrary, in the event of any delays and/or any breach of any written warranty, and without limiting Buyer’s rights and remedies otherwise available under this Agreement, Buyer may give prompt written notice to Seller, adjusting forecasted and/or ordered amounts, and/or canceling orders for affected Products, to the extent necessary as a result of any impact of such delay on Buyer’s need for such Products.

3.4	Pricing.

3.4.1	Unless otherwise agreed in writing, Pricing will be exclusively as stated in Seller’s written Quotation for the Products involved.

3.4.2	Unless stated to the contrary in a written Quotation from Seller, prices quoted are good for products ordered pursuant to such quotation and to be delivered within six months of the date of such quotation. Subject to applicable written quotations, all prices are subject to change at any time.

3.4.3	Any tax or related charge which Seller shall be required to pay to or collect for any government upon or with respect to services rendered or the sale, use or delivery of the Product or other materials (except for taxes based on Seller’s income) shall be billed to the Buyer as a separate item and paid by Buyer, unless a valid exemption certificate is furnished by Buyer to Seller.

3.5	Payment

3.5.1	Unless otherwise agreed or stated in Seller’s quotation, full payment shall be made in U.S. Dollars (unless stated otherwise in the applicable Quotation or as otherwise agreed in writing) within ** days of Seller’s tender for delivery.

3.5.2	Seller reserves the right to change credit terms in the event Buyer fails to timely pay for Products or in the event Buyer’s financial situation materially and adversely changes. With respect to payment obligations incurred by Pixelplus Semiconductor, Inc., and Pixelplus Shanghai Co., Limited, Pixelplus guarantees payment by such subsidiaries.

3.5.3	Regardless of anything to the contrary, Buyer understands that Seller generally needs to start more than the numbers of wafers ordered by Buyer in order to guarantee the quantities of wafers so ordered which will yield within the agreed specifications. Accordingly, Buyer will accept quantity variations (and pay according to the agreed pricing) up to as much as five percent (5%) above the quantities stated in Buyer’s purchase order(s).

4	RELIABILITY & QUALITY

4.1	Quality Data. Seller will provide, upon Buyer’s written request during the term of their foundry relationship, Seller’s available reliability and quality data regarding Products produced for Buyer for the purpose of maintaining consistent quality and reliability standards for such Products.

4.2	Traceability. During the term of the foundry relationship, Seller shall maintain fab and test lot traceability for Products sold to Buyer.

4.3	Notification of Defects. Seller will promptly after discovery advise Buyer of defects and/or non-conformity in Products already shipped to and/or in lots currently in manufacture for Buyer.

4.4	Production Halts Requested by Buyer.

4.4.1	Upon receipt of Buyer’s written Stop Request, Seller will immediately stop shipment and manufacturing of Products which are subject to a suspected failure to meet the criteria specified in such Products’ Acceptance Criteria. If Seller is responsible for such failure, and for as long as Seller is not able to correct the matter, then (i) Buyer may reject non-conforming Products, and, (ii) Buyer may, without penalty (including loss of capacity), cancel any then-pending purchase order(s) for such Products. Such a notice of cancellation shall be effective on receipt by Seller.

4.4.2	If Buyer requests Seller to stop shipment pursuant to Section 4.4.1 of any Products which Buyer is obligated to purchase, and the Products have been processed in accordance with the applicable written requirements, Buyer shall pay cancellation fees as described in Exhibit D hereto.

4.5	Failure Analysis. Upon written request from Buyer, Seller will perform failure analysis of Products returned to Seller with a Seller-issued Return Material Authorization number. If such analysis shows the existence of material defects in breach of applicable Seller warranties, Seller will not be entitled to payment for the cost of Seller’s failure analysis concerning such defects for the specific Products which were subject to them. In the event that Buyer repeatedly requests that Seller perform failure analysis for Products which prove to have no material defect in breach of applicable Seller warranties, Seller reserves the right to condition further failure analysis activities upon satisfactory arrangements for payment to Seller for the reasonable costs involved.

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4.6	Return Material Authorization (RMA). Buyer will not make any returns to Seller without first obtaining a written Return Material Authorization (RMA) number, which shall be promptly issued by Seller upon request by Buyer. All Products for which refund and/or replacement is sought and all returns shall be marked with a Return Material Authorization number issued by Seller to enable tracking. Buyer agrees to pay Seller the full purchase price in connection with any returned wafers or Products which Seller determines were within Seller’s specifications at the time of initial delivery to the carrier or at the time of return to Seller. Generally, Seller will analyze authorized returns within four (4) working weeks of receipt by Seller, and promptly thereafter report on the results. Buyer agrees to cooperate in good faith with Seller to resolve any problems that may arise and to promptly send Seller the results of all tests and analyses concerning Products.

5	WARRANTY

5.1	Limited Warranty. Seller warrants for a period of *** from delivery that Products delivered after initial qualification shall be processed (i) using the masks (or duplicates of them) which were used for qualification and (ii) in compliance with the applicable Wafer Acceptance Criteria.

5.2	Exclusions.

5.2.1	Products which have been subject (other than by Seller or Seller’s subcontractors) to abuse, misuse, accident, alteration, neglect, conditions outside specification, unauthorized repair or improper application are not covered by any warranty.

5.2.2	Seller shall not be responsible for defects or claims caused by acts not performed by Seller or Seller’s subcontractors; or by design or application; or by combination of Products with other things.

5.2.3	Products are not intended for use in, and no warranty is made with respect to hazardous applications (including, without limitation, navigation, weaponry, aviation or nuclear equipment, or for surgical implant or to support or sustain life) and Buyer will indemnify, defend, and hold harmless Seller from all claims, damages and liabilities arising out of any such matters; provided that Seller: (a) provides Buyer with prompt notice of the claim, (b) allows Buyer to control the defense and any settlement of the claim, and (c) provides cooperation as reasonably requested by Buyer.

5.3	Remedy. To the extent that any Products fail to meet the applicable warranties and/or requirements due to reasons for which Seller is responsible, Seller shall either promptly (i) replace such Products without charge, or (ii) refund the payments made to Seller for such Products, all within sixty (60) calendar days of Seller’s receipt of written notice from Buyer of such non-conformity. The parties will discuss in good faith which of these two remedies is the most appropriate;

provided however that Buyer shall not be required to accept replacement Products if Buyer no longer has a need for such Products; and Seller shall not be required to manufacture Products utilizing a process which has been discontinued by Seller.

5.4	Sole Warranty. This Section 5 is the only warranty by or on behalf of Seller and may not be modified or amended except in writing signed by an Officer of Seller and by Buyer. Buyer is not relying upon any warranty or representation except for those specifically stated here or in such a signed writing.

5.5	No Reliance. Buyer is not relying on any statements or information in Seller’s literature, and Buyer will test all parts and applications under extended field and laboratory conditions as appropriate. Notwithstanding any cross-reference or statements of compatibility, functionality, interchangeability, and the like, Seller-made goods, embedded devices and processes may differ from similar goods, devices and processes from other vendors in performance, function or operation, or as to matters, ranges and conditions not stated in and/or outside Seller’s written specifications; and Buyer agrees that Seller makes no warranties and is not responsible for such things. To the extent that Buyer obtains reusable IP from a vendor to which Buyer is referred by Seller, Buyer acknowledges that such referrals are made for Buyer’s convenience, and that Seller is not liable for the performance of such IP or the performance of such vendors. In particular, all reusable IP, including that listed in Seller’s Intellectual Property Catalog, and including but not limited to blocks, libraries, tools, and documentation therefor, is licensed to Buyer by the individual IP vendors and not by Seller, and in any event Seller makes no warranty in connection with such IP. Buyer is not relying on any statements or information provided by Seller in connection with such IP, and Buyer will fully verify all IP as appropriate and be responsible to ensure that such IP is compatible and suitable for Buyer’s intended purpose and applications.

5.6	Disclaimer. EXCEPT AS PROVIDED ABOVE, SELLER MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, OR STATUTORY, AND EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTY OR CONDITION OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION.

6	LIMITATION OF LIABILITY

6.1	Force Majeure. If any party is rendered wholly or partially unable by Force Majeure to carry out its obligations under this Agreement (with the exception of payment obligations), and if that party gives prompt notice and full particulars of such Force Majeure to the other party, the notifying party shall be excused from performance of its obligations hereunder during the continuance of any inability so caused, but for no longer period. Such cause shall be remedied by the notifying party as far as possible with reasonable speed and effort, but such party shall have no obligation to

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settle any labor dispute. In the event that the notifying party ceases to diligently attempt to remedy the Force Majeure situation and resume satisfactory performance (provided that the Force Majeure is of such a nature that the nonperforming party can reasonably influence or remedy), the other party may at its option immediately terminate this Agreement. In the event that the Force Majeure situation prevents a party from carrying out its material obligations under this Agreement for a period exceeding ninety (90) days, then provided that such party continues to make all the payments required hereunder, the other party shall have no right to terminate this Agreement, provided that in the event that a Force Majeure situation or a series of Force Majeure situations extends for a cumulative total of more than ninety (90) days, then any party may terminate this Agreement. For the purposes of this Agreement, Force Majeure shall mean Acts of God, labor unrest or trouble, acts of public enemies or terrorists, wars, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, floods, washouts, other natural catastrophes, civil disturbances or restraints by or actions of any governmental body (including export or security restrictions on information, material, personnel, equipment or otherwise).

6.2	Limitation of Liability.

6.2.1	EXCEPT FOR OBLIGATIONS TO ***, AS TO WHICH EACH PARTY’S LIABILITY SHALL BE LIMITED TO THE GREATER OF ***; AND EXCEPT WITH RESPECT TO A PARTY’S BREACH OF ***, EACH PARTY’S LIABILITY ARISING OUT OF ANY QUOTATION, THIS AGREEMENT, ANY BREACH THEREOF, OR ANY PRODUCTS OR SERVICES WILL BE LIMITED TO THE PURCHASE PRICE OR REPLACEMENT OF PURCHASED PRODUCTS (RETURNED TO SELLER FREIGHT PREPAID); OR IN THE EVENT OF A FAILURE OR BREACH BY SELLER REGARDING DELIVERY, OR A FAILURE OR BREACH BY BUYER TO FULFILL BUYER’S PURCHASE COMMITMENTS, AN AMOUNT EQUAL TO THE TOTAL PURCHASE PRICE WHICH WOULD HAVE BEEN APPLICABLE TO THE PRODUCTS THAT HAVE NOT BEEN DELIVERED OR PURCHASED DUE TO SUCH FAILURE.

6.2.2	AS A SEPARATE LIMITATION, IN NO EVENT WILL EITHER PARTY BE LIABLE ***.

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THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR OF ANY FAILURE OR INADEQUACY OF ANY REMEDY. THIS AGREEMENT STATES THE ONLY AND EXCLUSIVE REMEDY FOR ANY AND ALL CLAIMS MADE AGAINST SELLER UNDER THIS AGREEMENT AND/OR WITH RESPECT TO WAFERS, SERVICES AND/OR PRODUCTS PROVIDED PURSUANT TO THIS AGREEMENT.

6.3	Commencement of Actions or Proceedings. No claim may be brought unless the non-claiming party has first been given commercially reasonable notice, a full written explanation of all pertinent details (including copies of all materials), and a good faith opportunity to resolve the matter.

6.4	Liability for Tangible Buyer Property. REGARDLESS OF CAUSE OR REASON FOR DAMAGE (WHETHER ACCIDENT, NEGLIGENCE, OR OTHERWISE) SELLER SHALL HAVE NO LIABILITY (DIRECT, CONSEQUENTIAL OR OTHER) FOR, IN CONNECTION WITH OR ARISING FROM TANGIBLE PROPERTY FURNISHED FOR USE AT OR LEFT AT SELLER; and by delivering or entrusting property to Seller, Buyer expressly confirms this limitation. Notwithstanding this limitation, Seller will replace, or pay the reasonable retooling costs to replace, such tangible property damaged or destroyed as a result of Seller’s negligence or fault. Upon written request sent to the billing address listed on Buyer’s latest-dated purchase order, Buyer will promptly take possession of any and all property of Buyer, and should Buyer fail to do so within thirty days of such request, Seller may destroy or reclaim such property without liability.

7	INDEMNIFICATION & COOPERATION

7.1	Indemnification by Seller. Seller will defend and/or settle all suits against Buyer, and pay any final judgment rendered against Buyer, to the extent based on any claim that any processes (as performed by Seller with respect to Products) infringe any *** patent, copyright, trade secret or trademark; provided, however, that Buyer (i) gives immediate written notice to Seller, (ii) permits Seller to defend, and (iii) gives Seller all needed information, assistance, and authority.

7.2	Exclusions. Seller will not be responsible for infringements resulting from anything not ***, or from any combination with ***, or for any claim due in whole or in part to any ***.

7.3	THIS ARTICLE 7 STATES SELLER’S ENTIRE LIABILITY AND OBLIGATION WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR

CLAIMS THEREFOR AND IS EXPRESSLY SUBJECT TO ARTICLE 6. Except as to claims Seller is obligated to defend and/or resulting from Seller’s wrongdoing and/or negligence, BUYER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ALL CLAIMS, COSTS, LOSSES, AND DAMAGES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF ANY THIRD PARTY CLAIMS BASED ON THE PRODUCTS, PROVIDED THAT SELLER (I) GIVES IMMEDIATE NOTICE TO BUYER, (II) PERMITS BUYER TO DEFEND, AND (III) GIVES BUYER ALL NEEDED INFORMATION, ASSISTANCE, AND AUTHORITY.

7.4	Buyer Indemnity. Buyer will defend and/or settle all suits against Seller, and pay any final judgment rendered against Seller, to the extent based on any claim that production of Products pursuant to Buyer’s specifications and/or designs infringe, misappropriate or violate any applicable copyright, trademark, patent, trade secret, mask work, or other rights of third parties by virtue of such designs or specifications provided, however, that Seller (i) gives immediate written notice to Buyer, (ii) permits Buyer to defend, and (iii) gives Buyer all needed information, assistance, and authority.

7.5	Cooperation. Seller and Buyer will cooperate in connection with any issue raised with respect to intellectual property rights of third parties relating to Products and/or to services under this Agreement. In the event either party becomes party to any intellectual property infringement or misappropriation action or dispute which affects the production of Products, the other (the “Concerned Party”) may, at its sole option, terminate and/or suspend ordering or production, as the case may be, provided however that prior to taking such action, the Concerned Party will provide the other a commercially reasonable opportunity to address and/or offset the risks and costs which the Concerned Party reasonably believes may be borne by the Concerned Party as a result of the Concerned Party’s forbearance from such termination or suspension.

8	CONFIDENTIALITY

8.1	NDA. The terms of the Reciprocal Non-Disclosure Agreement, attached hereto as Exhibit C, are expressly incorporated herein.

8.2	Buyer’s Masks and Databases. Seller will treat any and all masks and design databases provided by Buyer as confidential, whether or not they are marked as required by Exhibit C.

8.3	Process Technology. Regardless of anything to the contrary, all processes, recipes, and manufacturing, fabrication, assembly and test techniques, and related improvements (“process technology”) provided and/or developed by or on behalf of Seller or Manufacturer shall be wholly owned by and the property of Seller and

Manufacturer, and Seller and Manufacturer shall not be limited or restricted by this Agreement with respect to any process technology unless clearly stated to the contrary in a writing signed by an Officer of Manufacturer identifying the specific information in precise detail.

9	TERMINATION & RELATIONSHIPS

9.1	Term. The term of this Agreement shall be five (5) years from the Effective Date, provided however that either party may, without liability, terminate this Agreement at any time by providing the other party with written notice of termination one (1) year in advance of such termination.

9.2	Termination For Insolvency or Bankruptcy. Subject to Section 9.4 below, Buyer and/or Seller (collectively “the Parties”) shall have the right to terminate the rights of the other Party under their applicable Agreements (and any other agreement concerning Products) by giving written notice of termination to that other Party at any time upon or after:

9.2.1	the filing by the other Party of a petition in bankruptcy or insolvency;

9.2.2	any adjudication that the other Party is bankrupt or insolvent;

9.2.3	the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

9.2.4	the appointment of a receiver for all or substantially all of the property of the other Party;

9.2.5	the making by the other Party of any assignment for the benefit of creditors; or,

9.2.6	the institution of any proceeding for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter.

Notwithstanding anything to the contrary, no termination under Section 9.2 as to such other Party shall affect the rights of the Party giving the notice of termination with respect to Products delivered and/or as to which production had begun prior to the effective date of termination. Termination pursuant to this Section 9.2 shall be effective immediately upon personal delivery of the written notice, or in the case of airmail notice, five days after dispatch.

9.3	Termination for Breach.

9.3.1	Termination Events. If any party fails to perform or violates any material obligation under the applicable Agreements, effective upon thirty (30) days’ written notice to the breaching party specifying such default (the “Default Notice”), the non-breaching party may terminate the applicable Agreement (and all related agreements concerning Products) as to its responsibilities and obligations, without liability (subject to Sections 9.4 and 9.5 below), unless:

9.3.1.1	The breach specified in the Default Notice has been cured within the thirty (30) day period, or if the breach is disputed, the amount in dispute is placed in a reasonably secure third party escrow account pending resolution of the dispute; or

9.3.1.2	The default reasonably requires more than (30) days to correct (specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to remedy the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless sixty (60) days has expired from the date of the defaulting party’s receipt of the Default Notice without such corrective action being completed and the default remedied.

9.4	Effect of Termination.

9.4.1	Termination by Buyer. If Buyer terminates the applicable Agreements for any reasons stated in Sections 9.2 and/or 9.3 above, Seller will, if so requested in writing by Buyer: (i) cease all production required by Buyer’s then outstanding purchase orders under the Agreements; and (ii) otherwise complete and deliver all Products pursuant to Buyer’s then outstanding and accepted purchase orders and invoice Buyer for the Products.

9.4.2	Termination by Seller. If Seller terminates this Agreement as to Buyer for Buyer’s breach pursuant to Sections 9.2 and/or 9.3 above, in addition to and without waiving any other remedy, Seller shall be entitled to payment in full upon delivery of all completed Products manufactured on behalf of Buyer, as well as to reimbursement for all reasonable direct costs incurred for up to one month’s work then in progress for Buyer.

9.5	Survival.

9.5.1	All obligations to pay monies which accrue prior to termination and/or expiration, and the provisions of the Reciprocal Non Disclosure Agreement attached as Exhibit C, as well as all other obligations of confidentiality, all limitations on warranties and remedies, all obligations with respect to indemnification and cooperation, contribution, dispute resolution, and termination shall survive the expiration and/or termination of the applicable Agreements and/or of any purchase order or understanding concerning Products.

9.5.2	The exclusions and limitations of Sections 5, 6 and 7 will survive the termination of the applicable Agreements, and shall apply notwithstanding any claim of a failure of any one or more remedies to accomplish their purpose. THE PARTIES EXPRESSLY WAIVE AND RELINQUISH ANY CONTRARY RIGHTS UNDER ANY AGREEMENT, AND/OR LAW, DECISION, CUSTOM OR PRACTICE.

9.6	Publicity Concerning Relationship

The parties will cooperate to draft and issue within 30 days of execution of this Agreement a press release publicizing the fact of the relationship formed by this Agreement and such nonconfidential details as the parties agree in writing are suitable for publication.

10	DISPUTE RESOLUTION

10.1	Management Resolution. Within thirty days of a written demand to meet to resolve such one or more disputes arising out of and/or relating to any Agreement and/or Products, senior management with the authority to negotiate and resolve the issues shall meet in Taiwan or in some other mutually agreeable location to discuss the issues, and, from time to time during the forty-five day period following such demand (or longer if agreeable to the Parties), such management will negotiate and attempt to resolve the issues as reasonably requested by any party involved.

10.2	Arbitration.

10.2.1	Any such disputes relating to and/or arising out of any Agreement and/or Products which cannot be so resolved will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. Such an arbitration may be commenced by Seller and/or Buyer (i) after the expiration of the forty-five day period following the written demand to meet to resolve the dispute pursuant to Section 10.1 above, and/or (ii) at such earlier time as any Party involved repudiates and/or refuses to continue with its obligations to negotiate in good faith.

10.2.2	The arbitration hearing will be before a panel of three neutral, independent arbitrators. The arbitration hearing will be conducted in Santa Clara County, California or in some other mutually agreeable location, and will be in the English language (with translations and interpretations as reasonable for the presentation of evidence and/or conduct of the arbitration).

10.2.3	The arbitration will be conducted under the International Rules of the American Arbitration Association. Notwithstanding anything to the contrary:

10.2.3.1	the arbitrators will have no power to order discovery;

10.2.3.2	the arbitrators will follow such procedures and enter such orders and conduct the hearing under conditions which ensure at least the same degree of confidentiality for each party as provided by Seller’s Standard Non-Disclosure Agreement, and which adequately protect the participants from disclosure of highly sensitive information to anyone other than the arbitrators and lawyers (or comparable legal representatives) and reasonably necessary expert witnesses and not to persons employed by one or more of the parties nor to competitors of them, and

10.2.3.3	the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists and summaries of expected testimony.

10.2.4	The arbitrators will make their decision in writing; and their decision will be binding upon the Parties and it may be entered by any court having jurisdiction.

10.3	Injunctive Relief. Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief with respect to irreparable harm which cannot be avoided and/or compensated by such arbitration proceedings, without breach of this Section 10 and without any abridgment of the powers of the arbitrators.

10.4	Governing Law. This Agreement and all foundry arrangements involving Seller and all performance and disputes arising out of and/or relating to such matters and/or any Products involved will be governed by the laws of California and the United States of America, without reference to conflicts of laws principles, and/or any contrary provision, including without limitation, the U.N. Convention on Contracts for the International Sale of Goods.

11	GENERAL

11.1	Non-Exclusive Relationship. Except as stated in a separate written agreement signed by Officers of Seller and of Buyer, nothing in the Agreements shall prohibit Buyer from purchasing goods and/or foundry services from other suppliers, nor prohibit Seller from offering wafers and/or foundry services to others or from offering products or services on its own behalf.

11.2	No Agency or Partnership. Nothing in the Agreements shall be deemed to create a general or limited partnership or an agency relationship between Buyer and/or Seller, and Buyer and Seller are independent companies. Buyers will purchase products manufactured from Seller in an arm’s length vendor-purchaser relationship. No party shall be entitled to act on behalf of and/or to bind any one or more of the others.

11.3	Compliance with Law. The parties will comply with all applicable restrictions and requirements of applicable law, including without limitation those relating to labor, employment, environment, and export control. Buyer agrees at its sole expense to comply with all applicable laws in connection with the purchase, use or sale of the Products.

11.4	No Implied Licenses. Nothing contained in this Agreement is intended to or shall be construed as:

11.4.1	conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name or names of any Party, or any contraction, abbreviation or simulation thereof; and/or

11.4.2	conferring by implication, estoppel or otherwise, upon any Party any license or other right under any class or type of copyright, maskwork, trademark, trade name, patent, utility model or design patent except the licenses and rights expressly granted under a written agreement signed by the Parties, except that by ordering Products, Buyer extends to Seller and Manufacturer the right under all applicable Buyer intellectual property to manufacture such Products for sale to Buyer and to sell such Products to Buyer.

11.5	Entire Agreement. This Agreement (including the attached exhibits) contains all material and essential terms of a binding agreement between the parties with respect to with respect to foundry, fabrication, semiconductors, design support and goods, there are no other agreements concerning such subject matter. This Agreement is the entire agreement between the parties with respect to the stated subject matter; it supersedes all prior understandings and agreements with respect to these matters, and there are no prior representations, warranties or other agreements relating thereto. This Agreement may not be modified, except in writing signed by Officers of each party, and no addition, deletion or modification shall be binding on either party unless expressly agreed to in a writing signed by an Officer of such party.

11.6	Notices. All notices, payments, reports and other communications required or permitted hereunder shall be in writing and shall be mailed by first class, registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger (including express mail courier services) or by facsimile, addressed to the addresses first set forth above or at such other address furnished with a notice in manner set forth herein. Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered. Notices shall be addressed as follows:

If to Seller:	President
United Microelectronics Corporation
No. 3, Li-Hsin Rd.
Science-Based Industrial Park
Hsin-Chu City, Taiwan 30077, ROC

Copy to:
Law+
993 Highlands Circle
Los Altos, CA 94024
Attn: Peter Courture, Esq.
Fax: (650) 968-8885

If to Buyer:

Pixelplus Co., Ltd.
5th Floor, Intellige 1, KINS Tower
25-1 Jeongja-dong, Bundang-gu, Seongnam-si
Gyeonggi-do 463-811, Korea
Attn: Chief Executive Officer

Copy to:
Pixelplus Semiconductor, Inc.
3003 N. First St. #330
San Jose, CA 95134
Attn: President
Fax: (408) 519-5746

11.7	Assignment. Neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntarily or by operation of law or otherwise, by any party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties’ permitted successors and assigns.

11.8	Captions and Section Headings. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

11.9	Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision that most nearly reflects the parties’ intent in entering into this Agreement.

11.10	Presumptions. In construing the terms of this Agreement, no presumption shall operate in either party’s favor as a result of its counsel’s role in drafting the terms or provisions hereof.

11.11	Language. The English language shall govern the meaning and interpretation of this Agreement.

11.12	Waiver. The failure of either party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

11.13	Cumulative Remedies. The remedies under this Agreement shall be cumulative and not alternative and the election of one remedy for a breach shall not preclude pursuit of other remedies unless as expressly provided in this Agreement.

11.14	Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement and Quotations shall be treated as confidential information of both parties, and that neither party will disclose the terms or conditions to any third party without the prior written consent of the other party, provided, however, that each party may disclose the terms and conditions of this Agreement, to the extent necessary:

11.14.1	as required by any court or other governmental body;

11.14.2	as otherwise required by law;

11.14.3	to legal counsel of the parties, accountants, and other professional advisors;

11.14.4	in confidence, to banks, investors and other financing sources and their advisors;

11.14.5	in connection with the enforcement of this Agreement or rights under this Agreement; or

11.14.6	in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

11.15	Authority. Each party represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken.

11.16	Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties have authorized their undersigned representatives to sign this Agreement and to bind them to its terms and conditions in accordance with the foregoing.

Buyer:	Seller:

/s/ Seo Kyu Lee	/s/ Henry Liu
Authorized Signature	Authorized Signature

Seo Kyu Lee	Henry Liu
Printed Name	Printed Name

Chief Executive Officer and President	Vice President
Title	Title

November 22, 2005	November 22, 2005
Date	Date

EXHIBIT A

QUOTATIONS

EXHIBIT B

PROCEDURES

ENGINEERING/PILOT RUNS

For engineering lots, split and staged conditions will be as set by written agreement with Seller, and no splits will be permitted without Seller’s written consent.

The minimum quantity of wafers for each split condition is two (2) wafers.

The minimum quantity for each pilot run is twelve (12) wafer starts. Regardless of anything to the contrary, Seller’s only obligation for pilot runs is that a minimum of six (6) out of twelve (12) wafer starts shall be delivered.

PRODUCTION RUNS

Unless otherwise conspicuously stated in a purchase order accepted and signed by Seller, the minimum quantity in any production lot shall be 25 wafers.

EXHIBIT C

RECIPROCAL NDA

Effective Date: October 29, 2004

RECIPROCAL NON-DISCLOSURE AGREEMENT - foundry customers

To protect confidential information, United Microelectronics Corporation (“UMC”) and

PIXELPLUS CO., LTD. (“Company”) agree:

1. The obligations imposed by this Reciprocal Non-Disclosure Agreement (“Agreement”) shall only apply to information designated as “Confidential” at the time of disclosure (“Confidential Information”) as follows:

        (a) Confidential Information must be marked or labeled clearly as “CONFIDENTIAL” or with a similar legend sufficient to notify the receiving party that it is confidential (unless such information is disclosed orally or by demonstration or is otherwise strictly impossible to mark);

        (b) Confidential Information that is impossible to mark must be clearly identified as confidential at the time of disclosure, and summarized in reasonable detail and designated as confidential in a writing delivered to the receiving party within thirty (30) days of first disclosure.

2. Each party agrees that for a period of five (5) years from the first disclosure pursuant to paragraph 1 above, and notwithstanding this Agreement’s termination, it will not disclose to any third party any Confidential Information received from the other party except as expressly agreed upon in writing. No party will use or incorporate any Confidential Information received from the other party for any purpose whatsoever except solely for the evaluation and pursuit of amicable and mutually beneficial business relations between the Company and UMC. Notwithstanding anything to the contrary, to the extent reasonably appropriate in connection with furthering such purpose, each receiving party may disclose the disclosing party’s Confidential Information (1) between and among the receiving party and its affiliates (which, for purposes of this Agreement, are defined as being any entity at least 40% of which is owned or controlled, directly or indirectly, by the receiving party, or which owns or controls, directly or indirectly, at least 40% of the receiving party), on the condition that such affiliates will be bound as party to this Agreement with the receiving party remaining responsible to ensure compliance by such affiliate; (2) as may be appropriate for communication with the Company, UMC’s and its affiliates’ marketing and customer service offices; and (3) to vendors of IP/design support, mask-making and back-end services as requested by the Company, provided that such vendors enter appropriate written nondisclosure agreements to protect Confidential Information.

3. Each party shall safeguard all things, documents, and work that embody Confidential Information of the other in areas reasonably restricting access and preventing unauthorized use and/or disclosure. Each party will exercise at least the same degree of care as it uses to protect its own proprietary information, but no less than a reasonable degree of care, to prevent accidental or other loss of any Confidential Information of the other.

4. The obligations of this Agreement shall not apply to Confidential Information which the receiving party shows is:

        (a) already in the possession of the receiving party at or before the time of disclosure hereunder as reasonably shown by evidence existing at the time of disclosure; or

        (b) publicly known through no wrongful act of the receiving party (provided that Confidential Information becoming publicly known shall not excuse a prior breach); or

        (c) lawfully received from a third party without obligation of confidence; or

        (d) independently developed by the receiving party or by persons not having access to the Confidential Information; or

        (e) approved for release by written authorization of the disclosing party; or

        (f) disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order.

5. This Agreement shall not expire, provided however that any party may terminate the applicability of this Agreement to then-future disclosures at any time on thirty days’ written notice to the other. Upon termination of this Agreement, or upon written request, the receiving party shall at its option either promptly return to the disclosing party or certify the destruction of all documents and other tangible things reflecting Confidential Information of the disclosing party, together with all copies, extracts, summaries and (except as agreed in writing) other material derived therefrom, except that each receiving party may retain Confidential Information of the other as reasonably necessary to comply with applicable law or industry-standard quality certification programs (e.g., ISO900X).

6. Confidential Information shall remain the property of the disclosing party. Nothing in this Agreement (expressly or impliedly) grants any patent, copyright, trademark, mask work, trade secret or other property right with respect to Confidential Information to the receiving party. The parties do not intend that any agency, joint venture or partnership relationship be created between them by this Agreement.

7. No party has an obligation under this Agreement to purchase any item or service from the other or to offer products or processes using or incorporating Confidential Information. Nothing in this Agreement prohibits any party from, offering products/processes for sale, modifying products/processes, and/or discontinuing products/processes, without using Confidential Information of the other. There is no obligation of confidentiality with respect to any information not designated as “Confidential” pursuant to this Agreement.

8. Notwithstanding anything to the contrary, nothing in this Agreement shall limit or restrict any party from using and/or implementing in the ordinary course of its business any and all processes, recipes, and manufacturing, fabrication, assembly and test techniques, and related improvements (“process technology”) provided, derived and/or developed in whole or in part by or on behalf of that party, and no party shall be limited or restricted by this Agreement with respect to any process technology unless clearly stated to the contrary in a writing signed by an officer of the party to be limited or restricted identifying the specific information in precise detail.

9. This Agreement, if executed by the Company in the R.O.C., shall be governed by and construed under the laws of the R.O.C. (and if executed in Europe, the laws of the Netherlands, and if executed elsewhere, the laws of California), without regard to conflicts of laws provisions.

10. Each party will advise the other in writing if any Confidential Information is subject to applicable export control laws, and upon such written notice, the parties shall not export (or, knowingly, directly or indirectly effect any transfer of) any such identified information furnished by the other in violation of such export control laws (including without limitation to “Controlled Countries” as identified by the applicable US Export Administration Regulations). UMC Confidential Information is subject to such laws.

11. There are no understandings, agreements, or representations, express or implied, regarding the parties’ obligations with respect to information exchanged between them except as stated above. This Agreement may not be amended, modified or altered except by a writing signed by officers of both parties that makes specific reference to this Agreement and specifically states that it overrides this Agreement.

UMC	COMPANY – PIXELPLUS CO., LTD.

By: /s/ LANCE CHANG	By: /s/ CHANG HYUN RHO

Name/Title: LANCE CHANG	Name/Title: CHANG HYUN RHO

Executed in (Country): KOREA

25

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

EXHIBIT D

CANCELLATION FEES

Time of Cancellation	Cancellation Fee
Before gate photomask:	**% of purchase price

After gate photomask to before metal 2 finished:	**% of purchase price

After metal 2 finished:	***% of purchase price